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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                     PURSUANT TO SECTION 13 OR 15(d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) AUGUST 31, 2000



                         CHEQUEMATE INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)



         UTAH                          001-15043                 76-0279816
----------------------------    ------------------------     -------------------
(State or other jurisdiction    (Commission File Number)        (IRS Employer
      of incorporation)                                      Identification No.)


             330 WASHINGTON BLVD., MARINA DEL REY, CALIFORNIA 90292
             ------------------------------------------------------
              (Address of principal executive offices) (Zip Code)


        Registrant's telephone number, including area code (310) 306-6666


                         Exhibit Index Begins on Page 4

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ITEM 5. Other Events

A.   FINANCING AGREEMENT

On August 31, 2000, Chequemate International, Inc. (the "Company") executed a Private Equity Credit Agreement with a single Accredited Investor located offshore.

The Agreement grants to the Company the option to put shares of stock to the Investor (i.e., requires the Investor to purchase stock from the Company) at the Company's discretion over an eighteen month period, and requires the Investor to pay 85% of the market price to the Company for such stock, in amounts of at least $250,000.00 per put exercise (but no more than the lesser of $2 million or 150% of the weighted average volume over the previous 15 trading days), and in a total aggregate amount of at least $4,000,000.00 and up to $15,000,000.00. The Company is obligated under the Credit Agreement to file a Registration Statement covering the Shares, and for the Registration Statement to be declared effective prior to the exercise of any put option.

With each put exercise, the Investor will also be issued a Warrant to purchase 20% as many shares of stock as were put to the Investor, at any time during the five years following the put exercise, at a price of 120% of the market price at the time of the put exercise.

The Company will use the funds received as a result of this transaction for general internal working capital purposes.

The terms of the transaction summarized in part above, are qualified in all respects by reference to the actual Agreements which are attached hereto as Exhibits, and by this reference incorporated herein.


ITEM 7. Financial Statements and Exhibits

     (c)  Exhibits. The following documents are filed as exhibits to the report:

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          (10.1) Private Equity Credit Agreement with Paladin Trading Co., Ltd. ......  4

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed in its behalf by the undersigned hereunto duly authorized.

DATED this 13th day of September, 2000.


CHEQUEMATE INTERNATIONAL, INC.


By  /s/ J. Michael Heil
   ---------------------------
    J. Michael Heil
    Chief Executive Officer

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